Exhibit 99.1

Company Contact:	Investor Contacts:
Robert Stern (ras@micruscorp.com)	Bruce Voss (bvoss@lhai.com)
Executive Vice President	Jody Cain (jcain@lhai.com)
Micrus Endovascular Corporation	Lippert/Heilshorn & Associates, Inc.
(408) 433-1400	(310) 691-7100
For Immediate Release
MICRUS ENDOVASCULAR SIGNS DISTRIBUTION AGREEMENT
TO ENTER CHINESE MARKET
SAN JOSE, Calif. (August 1, 2007) — Micrus Endovascular Corporation (Nasdaq: MEND) today announced the signing of a five-year, exclusive agreement with Beijing Tian Xin Fu Medical Appliances Co., Ltd (TXF Medical) for the distribution in China of Micrus’ implantable and disposable medical devices used in the treatment of neurovascular diseases. Micrus expects to begin distributing its products through TXF Medical in the Chinese market upon receiving regulatory approval.
Under the terms of the agreement, TXF Medical will distribute Micrus’ full product line throughout China. Micrus plans to formally introduce its products during the World Federation of Interventional and Therapeutic Neuroradiology meeting in Beijing in September.
TXF Medical, founded in 1995, has set up a skilled professional marketing group composed of doctors and nurses with experience in clinical medicine and customer service. The TXF team has cooperated closely with specialized products manufacturers such as Johnson & Johnson, offering high-quality and innovative products and services in the areas of neurosurgery, orthopedics and cardiovascular applications.
“With approximately 7,500 endovascular procedures performed in Chinese hospitals last year and a countrywide procedure growth rate estimated at 25 to 30 percent, China is the world’s fastest-growing neurointerventional market. Our entry is a significant milestone in our drive to be the premier neurointerventional company in the world,” said John Kilcoyne, Micrus Endovascular president and CEO. “We engaged in a rigorous selection process before choosing a distributor for China, and we are confident that TXF Medical will be an excellent partner. TXF Medical is a reputable leader in the vascular space and we are pleased to gain access to its well-established distribution network.”
About Micrus Endovascular Corporation
Micrus develops, manufactures and markets both implantable and disposable medical devices used in the treatment of neurovascular diseases. Micrus products are used by interventional neuroradiologists and neurosurgeons primarily to treat cerebral aneurysms responsible for hemorrhagic stroke, a significant cause of death worldwide. The Micrus product line enables physicians to gain access to the brain in a minimally invasive manner through the vessels of the circulatory system. Micrus’ proprietary, three-dimensional microcoils are unique in that they automatically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes. Micrus also sells accessory devices and products used in neurovascular procedures. For more information, visit www.micruscorp.com.

Forward-Looking Statements
Micrus, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s dependence upon the continued growth in embolic coiling as a procedure to treat cerebral aneurysms, the Company’s involvement in patent litigation with Boston Scientific Corporation, the Company’s limited operating history and history of significant operating losses, fluctuations in quarterly operating results, which are difficult to predict, the Company’s dependence on developing new products or product enhancements, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing our relationships with physicians and other consultants, the Company’s ability to compete with large, well-established medical device manufacturers with significant resources and other risks as detailed from time to time in risk factors and other disclosures in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, and other filings with the Securities and Exchange Commission.. All forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.
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